POLICY STATEMENT

ON

CONFIDENTIAL INFORMATION AND SECURITIES TRADING

BY SUNATION ENERGY, INC. PERSONNEL

Summary

You may not buy or sell the common stock of SUNation Energy, Inc. (“SUNE” or the “Company”) at a time when you may be in possession of material, non-public information about the Company.  Such transactions are prohibited by both Company policy and federal securities laws.  Similarly, you may not buy or sell the stock of Company customers or suppliers when you have received, through your employment or other relationship with SUNE, material non-public information about that customer or supplier.  These prohibitions also apply to members of your household, as well as all others whose transactions may be attributable to you.  Anyone who violates these prohibitions faces staggering civil and criminal penalties, as well as termination of employment.

Material information is any information that could reasonably be expected to affect stock price.  Either positive or negative information may be material.  Once a public announcement has been made of the material information, you should wait at least two full trading days before engaging in any transactions, assuming at the time of the transaction you do not have other material information that has not been made public.

Federal securities laws and Company policy also prohibit disclosure of material non-public information except on a need-to-know basis.  Even if you are not engaging in any stock trading activity, you must not disclose material, non-public information to others, especially to those outside the Company.  Any questions from shareholders not subject to this policy, securities analysts, stockbrokers, or the media regarding the Company should be directed to the Chief Financial Officer.

For further information and guidance, please refer to the entire Policy Statement set forth below, or contact SUNE’s Chief Financial Officer.

*Applicable if supplied with this Policy Statement.

The Need For a Policy Statement

Because the Company’s stock is publicly-traded, the Company is required to take active steps to prevent violations of insider trading laws by Company personnel.  Insider trading violations are pursued vigorously by the Securities Exchange Commission (SEC) and Department of Justice and are punished severely.  While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

We are adopting this Policy Statement both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws.  The Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with SUNE (since anyone with material non-public information should be considered an “insider”).  We have all worked hard to establish our reputation for integrity and ethical conduct.  We cannot afford to have it damaged.

The Consequences

Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;
•	Securities industry self-regulatory organization sanctions;
•	Civil injunctions;
•	Damage awards to private plaintiffs;
•	Disgorgement of all profits;
•	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•

Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;

•	Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws.   Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

Our Policy

If a Company director, officer, employee or representative has material non-public information (so-called “inside” information of a nature which could affect its stock price) relating to the Company, it is our policy that neither that person nor any related person may buy or sell Company securities or engage in any other action to take advantage of, or to pass on to others, that information.  Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception.  Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.  It is also our policy that SUNE personnel maintain the confidentiality of all non-public information regarding the Company.  These policies also apply to information about any other company, including our customers or suppliers, obtained in the course of the individual’s employment or other relationship with SUNE.

What is Material Information.  Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock.  In short, any information which could reasonably be expected to affect the price of the stock is material information. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or any type of security, debt or equity. Some examples of what would ordinarily be regarded as material are: projections of future earnings or losses or guidance regarding future results; news of a pending or proposed merger, acquisition, or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies, the declaration of a stock split, or the offering of additional securities; changes in management; impending bankruptcy or financial liquidity problems; and, as previously indicated, the gain or loss of a substantial customer or supplier.

20/20 Hindsight.  Remember, if your securities transactions become the subject of scrutiny, they will be judged after-the-fact with the benefit of hindsight.  As a result, before engaging any securities transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions By Family Members.  The very same restrictions apply to your family members and others living in your household.  Company personnel are expected to be responsible for the compliance of their immediate family and personal household with our policy.

When Information Is “Non-public.”  Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones,  Business Wire,  Reuters,  The Wall Street Journal,  Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

Disclosing Proprietary Information To Others Prohibited.  Whether the information is proprietary information about the Company or one of its customers or suppliers, or is information that could have an impact on the price of Company’s stock or a customer’s or a supplier’s stock, Company personnel must not disclose any such information to others.  The above penalties apply to misuse of insider information, whether or not you derive any benefit from another’s actions.  In order to prevent unintentional disclosure, all inquiries and requests for information regarding the Company or the Company’s customers or suppliers (e.g., from the shareholders not subject to this policy, media, stockbrokers, or securities analysts) should be referred to the Chief Financial Officer.

Trading by Persons Other than Insiders.  Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Prohibition of Records Falsification and False Statements.  Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements, and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

Guidelines for Maintaining Confidentiality.  The general rule should always be that “Company matters stay within the Company.”

•	Do not discuss confidential matters affecting or related to the Company with family members, shareholders, stockbrokers, and friends.

•	Do not disclose non-public information relating to Company matters to anyone, even to others within the Company, except on a “need-to-know” basis.

•	Do not discuss Company matters in public places, such as restrooms, or in the Company's hallways when persons other than Company personnel are within hearing range.

•

Be careful with documents which contain non-public information--avoid leaving them in view, and consider destroying them before discarding them.  Consider using code names or vague subject references for sensitive projects.

•	Safeguard laptop computers, tablets, memory sticks, CDs and other items that contain confidential information.

•	Use particular care when handling inquiries from the press, brokers and stock analysts. In most cases, only the Chief Executive Officer or CFO should deal with such inquiries.

•

If you see others in the Company being careless with confidential information, remind them of this Policy.  Report any violations of this Policy to the Chief Financial Officer.  Early reporting may save the Company and the violator from very serious penalties.

Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

Pre-Clearance of All Trades by All Officers, Directors and Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and employees (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s Chief Financial Officer. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

A request for pre-clearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. In addition, the Pre- Clearance Person must execute a certification (in the form approved by the Chief Financial Officer) that he or she is not aware of material nonpublic information about the Company. The Chief Financial Officer shall have sole discretion to decide whether to clear any contemplated transaction. (The Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer.) All trades that are pre-cleared must be effected within five (5) business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Financial Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five (5) business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

None of the Company, the Chief Financial Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section. Notwithstanding any pre-clearance of a transaction pursuant to this Section, none of the Company, the Chief Financial Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

Black-Out Periods

Additionally, no officer, director or employee shall purchase or sell any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for:

•	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

•

exercises of stock options or other equity awards the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•	bona fide gifts of the Company’s securities; and
•

purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

Exceptions to the black-out period policy may be approved only by the Company’s Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors.

From time to time, the Company, through the Board of Directors, the Company’s disclosure committee, if any, or the Chief Financial Officer, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy Statement engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

1.Trading in Company Securities on a Short-Term Basis.  Any Company stock purchased in the open market should be held for a minimum of six months and ideally longer. (Note that the SEC’s short-swing profit rule already prevents directors and executive officers from selling any Company stock within six months of a purchase.  We are simply expanding this rule as a strong suggestion to all other employees.)

2.Short Sales; Purchases on Margin.  Employees should not “sell short” SUNE stock (a “short sale” is a sale of shares that the Seller does not own but expects to purchase in the future at a lower price).  Also, because of the risks inherent in owning shares in a company where trading restrictions exist, employees should not “margin” SUNE stock, whether for the purchase of SUNE stock or any other securities.

3.Buying or Selling Puts or Calls on SUNE Common Stock.  Employees should not buy or sell either put or call options on SUNE stock.

4.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy Statement.

5. Pledging the Company’s Securities to Secure Loans. Pledging the Company’s securities as collateral to secure loans is also prohibited.

Post-Termination Transactions

The obligations described in this Policy Statement to not trade on material, non-public information and to not disclose such information to any other person continue to apply to transactions in Company securities even after you have terminated employment.  If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities or disclose such information to any other person until that information has become public or is no longer material.

Certification

Company personnel may periodically be required to certify their understanding of and intent to comply with this Policy Statement.

Company Assistance

Any person who has any general questions about this Policy Statement or questions about specific transactions should contact the Chief Financial Officer.  Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you.  In this regard, it is imperative that you use your best judgment.

Adopted March 6, 2003; amended July 28, 2004, February 13, 2017 and May 15, 2025

DIRECTOR AND EXECUTIVE OFFICER ADDENDUM

to

Policy Statement

on

Confidential Information and Securities Trading

by SUNation Energy, Inc. Personnel

INTRODUCTION

In addition to being subject to the provisions of the attached “Policy Statement on Confidential Information and Securities Trading by SUNation Energy, Inc. Personnel,” each director and each executive officer (defined below) of SUNation Energy, Inc. (“SUNE” or the “Company”) is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).  Also, Section 13 of the Exchange Act applies to any director or executive officer who owns more than 5% of the outstanding stock of SUNE.  Given the greater scrutiny of directors and executive officers under federal securities laws, as well as the specific provisions of Sections 16 and 13 of the Exchange Act, the Company has adopted certain additional policies with respect to transactions in SUNE stock by directors and executive officers (who are sometimes referred to hereafter individually as an “insider” and collectively as “insiders”).  For the purposes of this Addendum to the Company’s Policy Statement, the “Compliance Officer” will be the Company’s Chief Financial Officer, subject to the Company’s designating another or additional Compliance Officer from time to time.

SECTION 16 LIABILITY AND REPORTING

Liability.  Section 16 applies to directors, as well as to officers and key employees designated by the Company (each an “executive officer”), as well as to holders of more than 10% of the Company’s issued and outstanding stock. In general, Section 16(b) provides that any profit realized on a purchase and a sale, or a sale and a purchase, of Company stock by a director or an executive officer within a six-month period is recoverable by the Company.  For this purpose, it does not matter whether the purchase or the sale occurs first.  It is not necessary for the same number of shares to be involved in each of the matched transactions. Losses cannot be offset against gains.  Transactions are paired so as to match the lowest purchase price and the highest sale price within a six-month period, resulting in the maximum amount of profit.  Good faith on the part of the insider is no defense.  If the Company itself does not press a claim, a claim for recovery of the profit may be asserted by any shareholder for the benefit of the Company.

There are many types of transactions which constitute a “purchase” or a “sale” for Section 16 purposes in addition to normal open market transactions. The receipt of an option, warrant or other right to acquire common stock (a “derivative security”) is generally a purchase. Many unusual corporate reorganizations may be “purchases” or “sales.” “Beneficial” ownership for Section 16 purposes may include indirect ownership, for example, through trusts or estates.  In some circumstances, stock held by close relatives of a person may be considered to be owned beneficially by such person, and a purchase (or sale) by one individual may be matched with a sale (or purchase) by his close relative to produce a recoverable profit.  The provisions also apply to stock registered in a street name.

Reports. As part of the profit recapture provisions of Section 16(b), Section 16(a) requires reporting beneficial ownership.  All changes in an insider’s beneficial ownership of Company stock is reportable, not only transactions which are purchases or sales.  Reports may be due even though the reported change in beneficial ownership is not a transaction of a type which can be matched for Section 16(b) purposes.

While the Company will assist each insider to fulfill these responsibilities, each insider is responsible to file his or her own individual report on Form 4 with the SEC if there is a change in his or her beneficial ownership of SUNE securities as a result of:

▪	Any purchases and sales, with very limited exceptions.

▪	Grants, awards and other acquisitions from the issuer. This will include stock option grants, restricted stock grants and acquisitions of stock under non-tax qualified deferred compensation plans.

▪	Dispositions to the issuer. This category will include shares delivered to the issuer to pay an option exercise price or tax withholding amounts, and sales of shares to the company.

The Form 4 is due and must be received by the SEC within two business days of the date of the transaction.  The deadline is calculated by counting as “day one” the business day immediately following the transaction date (that is the trade date, not the settlement date).  Thus, a Form 4 for a transaction on Monday is due Wednesday.  All Section 16 reports must be filed electronically and posted on the SEC and the issuer’s website.  The Company encourages insiders to make these filings electronically as soon as possible for greater transparency and to avoid untimely filings.

Two additional types of transactions are reported on Form 4, but the two business day deadline is calculated differently because the insider does not have discretion over the date of execution of the transaction.  The first exception relates to transactions pursuant to a Rule 10b5-1 Plan that allows the insider to purchase or sell shares based upon a pre-determined formula or criteria that does not permit the insider to exercise control over the date of the transaction.  In this case, the Form 4 is due two days following the “deemed” execution date of the transaction, which is either (1) the date on which the insider is notified by the executing broker that the transaction has been executed or (2) if the broker does not notify the insider of the transaction within three days of the actual execution date, then the deemed execution date will be the third business day following the actual execution date.  Thus, the Form 4 would be due in each case no later than five business days after the actual execution date.

The second narrow exception is for “Discretionary Transactions” or transactions made under benefit plans where the timing of the transaction is determined by the plan trustee or administrator.  In this case, the transaction information must be received by the insider within three business days and the transaction must be reported on a Form 4 within two business days thereafter.

Additionally, a Form 5 must be filed each year (within 45 days after the end of the company’s fiscal year) by officers, directors and 10% owners to report any exempt transactions and to report failures to file previously due reports.  Very few transactions are properly reportable on a Form 5; most transactions must be reported on a Form 4.  Gifts, inheritances and very small acquisitions are the most commonly reported Form 5 transactions.  A primary purpose of Form 5 is to promote compliance with Section 16 by requiring insiders to report any required Forms 4 which had not been filed during the year.

Approximately two months after the end of the fiscal year officers and directors will be required to provide their companies with a written representation regarding their compliance with the requirements of Section 16 (i.e., there are no unreported transactions).  Section 16 reports must be filed electronically and posted on the SEC’s and the issuer’s website.  The Company encourages insiders to make these filings electronically as soon as possible for greater transparency and to avoid untimely filings, and Company representatives are available to assist officers and directors to fulfill their electronic filing obligations by means of a power of attorney as discussed below.

Power of Attorney.  It should be noted that even if an individual is unable to personally sign a Form 4 or 5 (e.g., if you are out of town), the SEC permits the form to be signed by another without a prior or simultaneous filing of a power of attorney as long as a power is sent “as soon as practicable” thereafter. The SEC will not excuse a late filing simply because the individual is unavailable.  We have designed a standing power of attorney giving an officer of the Company the authority to sign Forms 4 and 5 on your behalf in order to facilitate timely filings in your absence.

Short Sales.  In addition to the foregoing, Section 16(c) prohibits the Company’s directors, officers and more-than-10% shareholders from making “short sales” of any equity security of the Company.  A “short sale” is a sale of securities which the seller does not own at the time or, if owned, securities that will not be delivered for a period longer than 20 days after the sale.

DIRECTOR AND OFFICER CASHLESS EXERCISES

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+3” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a T+3 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Chief Financial Officer.

RULE 10b5-1 PLANS

Notwithstanding the limitations set forth in this Policy Statement, directors and executive officers may effect transactions in Company stock pursuant to a plan that complies with the requirements set forth in Rule 10b5-1 adopted under the Exchange Act (a “Trading Plan”), if the Trading Plan has been submitted to and approved by the Company’s Compliance Officer.

1.	Overview

Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy Statement. The initiation of, and any modification to, any Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Chief Financial Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section and result in a loss of the exemption set forth herein.

Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period of 30 days between the establishment of a Trading Plan and commencement of any transactions under such plan. An individual may adopt more than one Trading Plan.

Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

•

First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

•	Second, the Trading Plan must either:
•	specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•	include a written formula or computer program for determining the amount, price and date of the transactions; or
•	prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
•	Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
2.	Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan. In any event, you should not assume that compliance with the 180-day bar will protect you from possible adverse legal consequences of a Trading Plan revocation.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 30 days after the plan amendments are made.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

3.	Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre- approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

4.	Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires.”

5.	Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

6.	Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

7.	Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

8.	Prohibited Transactions

The transactions prohibited under this Policy Statement, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

9.	Limitation on Liability

None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section. Notwithstanding any review of a Trading Plan pursuant to this Section, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.

RULE 144

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, directors, officers and 10% stockholders of the Company) must comply with the requirements of Rule 144, which are summarized below:

• Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.

• Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

• Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.

• Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

COMPANY ASSISTANCE

Any person who has a question about this memorandum or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.

POWER OF ATTORNEY

In order to enable the Company to prepare and file the Forms 4 on a timely basis, it is imperative that you provide a signed power of attorney that is prepared by or acceptable to the Compliance Officer.

SECTION 13

Directors and officers of the Company who are all greater-than-5% beneficial owners of the Company’s stock are required to file initial reports under Section 13 of the Exchange Act on a Schedule 13D or Schedule 13G.  Amendments to Schedule 13D are required if any material changes in beneficial ownership occur.  Moreover, an amendment to each Schedule 13G is due on February 14 of each year if there has been a change in information during the year that has not already been reported.  No filing is required where a change in the percentage of shares owned by a reporting person is caused solely be a change in the number of outstanding shares.

ANNUAL CERTIFICATION

Directors and executive officers may be required, on an annual basis, to certify compliance with the attached Policy Statement on Confidential Information and Securities Trading by SUNE Personnel and with the additional provisions of this Director and Executive Officer Addendum.

DO NOT FORGET: ALL TRANSACTIONS IN SUNATION ENERGY, INC.

STOCK BY DIRECTORS AND EXECUTIVE OFFICERS MUST BE PRE-CLEARED

BY CONTACTING THE COMPLIANCE OFFICER OF THE COMPANY

Adopted March 6, 2003; Amended July 28, 2004, February13, 2017 and May 15, 2025.

Exhibit 19

RE:Certification of the Company’s Policy Statement on Confidential Information and

      Securities Trading by SUNation Energy, Inc. Directors and Executive Officers

Dear SUNation Energy, Inc. Directors and Executive Officers:

Enclosed is a copy of the Company’s Policy Statement dated May 2025, covering confidential information and securities trading by SUNE personnel.  As you will see from the Policy Statement, the consequences of an insider trading violation can be devastating to both the individual involved and SUNE.

Please take a few minutes right now to read the enclosed Policy Statement and Directors and Executive Officers Addendum then sign and return the attached copy of this letter to me.

Sincerely,

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Company’s Policy Statement on Confidential Information and Securities Trading By SUNation Energy, Inc. Directors and Executive Officers Addendum thereto, a copy of each of which was distributed with this letter.

Date:

Signature

Name (please print)

RE:  Certification of the Company’s Policy Statement on Confidential Information and Securities Trading by SUNation Energy, Inc. Personnel

Dear SUNation Energy, Inc. Personnel:

Enclosed is a copy of the Company’s Policy Statement dated May 2025, covering confidential information and securities trading by SUNE personnel.  As you will see from the Policy Statement, the consequences of an insider trading violation can be devastating to both the individual involved and SUNE.

Please take a few minutes right now to read the enclosed Policy Statement and then sign and return the attached copy of this letter to me.

Sincerely,

Certification

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Company’s Policy Statement on Confidential Information and Securities Trading By SUNation Energy, Inc. Personnel, a copy of which was distributed with this letter.

Date:

Signature

             Name (please print)